EXHIBIT 99.1
ZILA RELEASES PRELIMINARY UNAUDITED FINANCIAL INFORMATION
Achieves Positive Adjusted EBITDA
PHOENIX — Aug. 20, 2008 — Zila, Inc. (NASDAQ:ZILA) today announced that, based on an unaudited, preliminary assessment, it has achieved positive adjusted EBITDA for its fiscal fourth quarter-ended July 31, 2008. The Company utilizes adjusted EBITDA to determine compliance with a financial covenant in its senior secured convertible notes. The amount is subject to audit adjustments and will be incorporated into the audited financials that are included in the Form 10-K filed with the SEC for the year-ended July 31, 2008.
“Achieving positive adjusted EBITDA is a key measure of our progress and, importantly, allows us to remove the EBITDA covenant from our senior notes,” said David Bethune, chairman and chief executive officer of Zila. “The management team is to be commended for its hard work and sacrifice, as we continue toward our goal of creating a sustainable long term growth company.”
Bethune noted that some of the extraordinary expense reductions taken in the fourth quarter, such as salary reductions and the suspension of 401(k) matching, will be added back in during the fiscal year beginning August 1, 2008. “While we will continue to control expenses going forward, it will be necessary to fund initiatives that will help grow the business.”
About Zila, Inc.
Zila, Inc., is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The unaudited preliminary financial information set forth in this release is subject to change based on the pending independent audit of the Company’s financial statements and further analysis by the Company. The Company can give no assurance that all adjustments are final and that all necessary adjustments have been identified. Therefore, the results reported herein should be considered preliminary until the Company files its annual report on Form 10-K for the fiscal year ended July 31, 2008 or the related earnings release for the fourth quarter and fiscal year ended July 31, 2008. Actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007 and Form 10-Q for the quarter ended April 30, 2008.

For more information about the company and its products, please visit www.zila.com.
CONTACT: PondelWilkinson Inc.
Robert Jaffe, 310-279-5969 (Investors)
SOURCE: Zila, Inc.